EX-4.2

EXECUTION VERSION

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

           This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”), dated as of November 20, 2007, is between Trans World Entertainment Corporation, a New York corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company as successor in interest to ChaseMellon Shareholder Services, L.L.C. (the “Rights Agent”) and amends the Rights Agreement (the “Rights Agreement”), dated as of August 11, 2000, between the Company and the Rights Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement.

W I T N E S S E T H:

           WHEREAS, Robert J. Higgins (“RJH”) has submitted a proposal letter dated November 7, 2007 in which he has proposed a Transaction under which the Company would be acquired by an acquisition vehicle that would be both (i) formed by RJH and/or one or more potential co-investors of RJH, including one or more shareholders of the Company and (ii) would be controlled and/or beneficially owned by RJH (such acquisition vehicle, the “Acquiror”);

           WHEREAS, RJH has requested that, prior to proceeding further with any other potential co-investor with respect to certain transactions to acquire the Company, that the Board clarify the application of the Rights Agreement to such transactions;

           WHEREAS, pursuant to Section 26 of the Rights Agreement, prior to the earlier of the Distribution Date or the Shares Acquisition Date, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates and the Rights Agent shall, upon receipt of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of such Section 26, execute such supplement or amendment;

           WHEREAS, no Distribution Date or Shares Acquisition Date has occurred and the Company certifies to the Rights Agent that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement;

           WHEREAS, pursuant to resolutions duly adopted on November 19, 2007 by a Special Committee (the “Special Committee”) of the Board of Directors of the Company (the “Board”) pursuant to authority delegated by the Board in resolutions adopted by the Board on May 14, 2007, the Special Committee has determined that an amendment to clarify certain provisions of the Rights Agreement as set forth herein is desirable, appropriate, advisable and in the best interests of the Company and the shareholders of the Company, and the Company and the Rights Agent desire to evidence such amendment in writing;

           WHEREAS, all other acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent;

           NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1.           Amendment to Definition of Acquiring Person. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following at the end thereof:

“If any Higgins Stockholder and any other person or entity that Robert J. Higgins deems appropriate (any such person or entity, a “Subject Person”) enters into any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of or otherwise acting in concert with respect to any shares of Voting Stock (any such agreement, arrangement or understanding, a “Subject Arrangement”), and such Subject Arrangement (i) is for the purpose of, or relates to, the pursuit, negotiation or consummation of any transaction to acquire the Company that (A) is negotiated, or is proposed by Robert J. Higgins to be negotiated, with or through the Special Committee (the “Special Committee”) of the Board of Directors of the Company that is referenced in resolutions adopted by such Board of Directors on May 14, 2007, and (B) is subject to the execution of definitive documentation that has been approved by the Board of Directors of the Company upon the recommendation of the Special Committee (any such transaction to acquire the Company as described in this clause (i), a “Negotiated Transaction”), and (ii) does not relate to the pursuit or effectuation of (A) any (x) tender offer, (y) exchange offer or (z) transaction involving securities or assets of the Company that would constitute a “business combination” if it were with an “interested shareholder” (as such terms are defined in Section 912 of the New York Business Corporation Law) or (B) any effort to change the composition of the Board of Directors of the Company or to solicit proxies over Voting Stock, in the case of each of the immediately preceding clause (A) and this clause (B), that is not a Negotiated Transaction or a part of a Negotiated Transaction, then, for the purposes of determining whether any Subject Person is an Acquiring Person, such Subject Person shall not be deemed to be the Beneficial Owner of any shares of Voting Stock Beneficially Owned by any Higgins Stockholder or any other Subject Person, in each case, solely as a result of any such Subject Arrangement.”

          2.           Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a

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court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in the Rights Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of the Rights Agreement or this Amendment, the right of redemption set forth in Section 22 of the Rights Agreement shall be reinstated and shall not expire until the close of business on the tenth day following the date of such determination by the Board. Except to the extent amended by this Amendment, the remainder of the Rights Agreement shall continue in full force and effect. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment. This Amendment shall cease to be effective with respect to periods after the Termination Date (as defined in that certain Consent and Agreement, dated as of the date hereof, by and among RJH, Riley Investment Management LLC and the Company (as such Consent and Agreement may be amended from time to time)), and the Rights Agreement shall thereafter continue in full force and effect as though this Amendment had never been adopted.

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           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

[SEAL]

TRANS WORLD ENTERTAINMENT
CORPORATION
Attest

By:	/s/ Ethan A. Klingsberg	By:	/s/ Michael Solow
	Name: Ethan A. Klingsberg		Name: Michael Solow, on behalf of the
	Title:		Special Committee
Title: Director
[SEAL]
MELLON INVESTOR SERVICES LLC, as
Rights Agent
Attest

By:		By:
	Name:		Name:
	Title:		Title:

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

[SEAL]

TRANS WORLD ENTERTAINMENT
CORPORATION
Attest

By:		By:
	Name:		Name: Michael Solow, on behalf of the
	Title:		Special Committee
Title: Director
[SEAL]
MELLON INVESTOR SERVICES LLC, as
Rights Agent
Attest

By:	/s/ Stanley Siekierski	By:	/s/ Robert Kavanagh
	Name: Stanley Siekierski		Name: Robert Kavanagh
	Title: Relationship Manager		Title: Relationship Manager